Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260387

PROSPECTUS SUPPLEMENT NO. 11
(to Prospectus dated May 10, 2022)
SHAPEWAYS HOLDINGS, INC.
Up to 29,310,174 Shares of Common Stock
298,408 Warrants to Purchase Common Stock
________________
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 10, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-260387) with the information contained in our Amendment No. 1 on Form 8-K/A to the current report on Form 8-K, filed with the Securities and Exchange Commission on October 13, 2022 (the “Form 8-K/A”). Accordingly we have attached the Form 8-K/A to this prospectus supplement. Accordingly, we have attached the Form 8-K/A to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 16,150,816 shares of our common stock, $0.0001 par value per share (“common stock”) issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and (ii) 2,259,184 shares of our common stock issuable upon the exercise of private warrants (the “Private Warrants”) originally issued to Galileo Founders Holdings, L.P.

The Prospectus and this prospectus supplement also relate to the resale or disposition from time to time by (a) the selling stockholders named in the Prospectus or their permitted transferees of up to 10,900,174 shares of our common stock, consisting of (i) up to 3,400,000 shares of our common stock (the “PIPE Shares”), issued in a private placement pursuant to the terms of separate Subscription Agreements (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) and (ii) up to 7,800,174 shares of common stock (which includes 300,000 PIPE Shares) held by affiliates of Shapeways Holdings, Inc. and (b) the selling warrantholders named in the Prospectus or their permitted transferees of up to 298,408 Private Warrants held by affiliates of Shapeways Holdings, Inc. that received Private Warrants in the Distribution (as defined in the Prospectus).

Our common stock and Public Warrants are currently listed on the NYSE under the symbols “SHPW” and “SHPW WS,” respectively. On October 12, 2022, the closing price of our common stock was $0.61 and the closing price for our Public Warrants was $0.04.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 13, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): September 12, 2022
___________________________________
SHAPEWAYS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-39092 (Commission File Number)	87-2876494 (I.R.S. Employer Identification Number)

30-02 48th Avenue Long Island City, NY		11101
(Address of principal executive offices)		(Zip Code)

(646) 979-9885
(Registrant's telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.0001	SHPW	New York Stock Exchange
Warrants, each warrant exercisable for one share of Common Stock for $11.50 per share	SHPW WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On September 16, 2022, Shapeways Holdings, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to disclose the departure of Jennifer Walsh as chief financial officer and principal accounting officer of the Company and the appointment of Alberto Recchi as chief financial officer and principal accounting officer of the Company.

This Current Report on Form 8-K/A amends Item 5.02 of the Original Report to add the information described herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Original Report, on September 12, 2022, the Company and Jennifer Walsh mutually agreed that she would depart her positions of chief financial officer and principal accounting officer at the Company, effective October 1, 2022. On October 12, 2022 (the “Execution Date), Ms. Walsh and the Company entered into a separation agreement, which includes a general release and waiver of claims against the Company and the Company’s released parties (the “Separation Agreement”), which, unless revoked, will become effective on October 20, 2022 (the “Effective Date”). Pursuant to the Separation Agreement, Ms. Walsh’s employment with the Company in a non-executive capacity will continue until December 31, 2022, or an earlier date determined by the Company or Ms. Walsh with 30 days’ written notice (the actual date of separation from employment, the “Separation Date”). In consideration for Ms. Walsh’s execution of the Separation Agreement and certain obligations as set forth therein, including Ms. Walsh’s execution and non-revocation of a second general release and waiver of claims against the Company and the Company’s released parties attached to the Separation Agreement (the “Second Release”), the Company agreed to grant certain benefits to which Ms. Walsh would not be otherwise entitled, as described below. These benefits supersede any severance benefits Ms. Walsh to which was entitled pursuant to the employment agreement dated July 19, 2021, between the Company and Ms. Walsh.

In exchange for the promises in the Separation Agreement and Second Release, the Company will pay Ms. Walsh a total gross amount of $178,750, less lawful deductions. This amount is equal to six months of her current base salary as follows: (i) Ms. Walsh will receive a gross amount of $13,750, less lawful deductions, which is equal to two weeks of Ms. Walsh’s current base salary, following her execution and non-revocation of the Separation Agreement and (ii) Ms. Walsh will receive a gross amount of $165,000, less lawful deductions, which is equal to the remainder of the six-month monetary payment following her execution and non-revocation of the Second Release.

In addition, and in consideration of and contingent upon Ms. Walsh’s execution and non-revocation of the Second Release, the Company will (i) pay the actual 2022 bonus, if any, Ms. Walsh would have earned pursuant to the terms of the Company’s annual incentive bonus plan for 2022, had Ms. Walsh’s separation from employment not occurred, (ii) provide Ms. Walsh with subsidized health coverage for up to six months following the Separation Date, (iii) accelerate the vesting of 36,471 of the 145,883 shares underlying restricted stock units granted to Ms. Walsh on March 28, 2022 (the “Accelerated Incentive Grant RSUs”), and (iv) extend the post-termination exercise period of the 743,454 unexercised shares underlying fully vested stock options (the “Options”) held by Ms. Walsh until the date that is twelve months after the Separation Date, unless terminated earlier according to the applicable stock option agreement or the Shapeways, Inc. 2010 Stock Plan. As of the Separation Date, any of Ms. Walsh’s restricted stock units other than the Accelerated Incentive Grant RSUs that are unvested and remain subject to a service-based vesting requirement will be forfeited.

The description of the terms and conditions of the Separation Agreement and the Second Release are qualified in their entirety by reference to the agreements, which are filed as Exhibit 10.1 to this Current Report on Form 8-K/A.
Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement dated as of October 12, 2022 between Shapeways Holdings, Inc. and Jennifer Walsh
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shapeways Holdings Inc.

Dated: October 13, 2022	By:	/s/ Greg Kress
	Name:	Greg Kress
	Title:	Chief Executive Officer

Separation Agreement

The following agreement (“Agreement”) is entered into between Jennifer Walsh (“you”) and Shapeways Holdings, Inc. (the “Company”) and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and the obligations set forth in this Agreement. If you agree to the terms outlined here, please sign and return this Agreement in the timeframe outlined below.
1.Transition Period; Separation from Employment: Conditioned upon you signing this Agreement, your employment with the Company shall continue until December 31, 2022 or an earlier date determined by either party with 30 days’ advance written notice (your actual date of separation from employment shall be called the “Separation Date”). During the period between the date of this Agreement and the Separation Date (the “Transition Period”), you agree to assist in the transition of your job duties and complete other work consistent with your position as directed by the Chief Executive Officer, from time to time (the “Transition Services”). You agree that during the Transition Period, you will comply with all Company policies and practices, and perform the Transition Services in a professional manner, in the interest of the Company, and to your abilities. The Company agrees that, during the Transition Period, it will continue to pay your base salary and you will continue to be entitled to participate in any employee benefit plans or programs for which you are eligible. The Company and you each acknowledge that any material diminution in your title, reporting relationship, authority, duties or responsibilities during the Transition period shall not constitute “Good Reason” as that term is defined in your Employment Agreement (as hereinafter defined). The Company acknowledges and agrees that you will not be deemed in breach of this Agreement during the Transition Period unless the Company has provided you with written notice of such breach and provided you with a reasonable opportunity to cure such breach.
2.Severance Benefits and Acknowledgment:
a.Severance Benefits: In exchange for your promises in this Agreement, the Company will: (i) pay you a total gross amount of One Hundred Seventy Eight Thousand Seven Hundred Fifty Dollars and Zero Cents ($178,750.00), less lawful deductions, which is equal to six (6) months of your current base salary, (ii) pay you the actual or prorated bonus, if any, earned pursuant to the terms of the Company’s annual incentive bonus plan (“Bonus Plan”) for 2022, (iii) provide you with subsidized health coverage for up to six (6) months following the Separation Date as set forth in this Agreement; and (iv) provide the consideration set forth in paragraphs 3 and 4 of this Agreement, as follows:
i.Provided you timely sign and return this Agreement, and do not revoke it, in addition to your regular base salary, the Company will pay you the gross amount of Thirteen Thousand Seven Hundred Fifty Dollars and Zero Cents ($13,750.00), less lawful deductions, which is equal to two (2) weeks of your current base salary, on the Company’s regular payroll schedule, beginning on the first payroll date immediately following the Effective Date (as defined in this Agreement).
ii.Provided you timely sign and return the Second Release of All Claims (the “Second Release,” which is attached as Exhibit A), on or within seven (7) days of your Separation Date, and do not revoke it, the Company: (a) will pay you the remainder of the six (6)-month monetary payment, the remainder of which is equal to One Hundred Sixty Five Thousand Dollars and Zero Cents ($165,000.00), less lawful deductions, on the Company’s regular payroll schedule, beginning on the first payroll date immediately following the Effective Date (as defined in the Second Release); (b) will pay you the actual 2022 bonus, if any, you would have earned pursuant to the terms of the Company’s Bonus Plan had your separation from employment not occurred, determined by the Compensation Committee of the Company’s Board of Directors based on the achievement of the applicable performance measures, less lawful deductions, payable at the time bonuses, if any, under the Bonus Plan for 2022 are paid to other senior executives of the Company, and in all circumstances, the bonus, if any, will be paid within 2023, provided that if the Separation Date is prior to December 31, 2022, such annual bonus shall be pro-rated by multiplying the amount of such bonus by a fraction, the numerator of which is the number of days during 2022 prior to and including the Separation Date and the denominator of which is 365; (c) will contribute to the premium cost of your coverage and that of your eligible dependents at the rate it contributed to your premium cost of coverage on the Separation Date until the earlier of (i) the six (6)-

month anniversary of the Separation Date and (ii) the date you begin new employment that offers group health coverage, and (d) will provide you the further consideration set forth in paragraphs 3 and 4 of this Agreement, which shall be effective after the Effective Date (as defined in the Second Release). The Second Release will not be effective if you sign the Second Release prior to your Separation Date.
b.Acknowledgement: You acknowledge these severance benefits are additional payments to you, to which you are not otherwise entitled, and are made in exchange for your acceptance of the terms in this Agreement and the Second Release.
3.Options: You were previously granted the following stock options to purchase the Company’s common stock (“Common Stock”) (each, an “Option,” and collectively, the “Options”) under the Company’s 2010 Stock Plan (the “2010 Plan”):
a.An option to purchase 313,480 shares of Common Stock (the “First Option”), all or some of which was originally intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), having a grant date of September 6, 2018, an exercise price of $0.49 per share, of which all of the shares are vested as of the date hereof. As of the date hereof, 62,500 of the shares underlying the First Option have been exercised;
b.An option to purchase 89,497 shares of Common Stock (the “Second Option”), all or some of which was originally intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code, having a grant date of September 6, 2018, an exercise price of $0.49 per share, of which all of the shares are vested as of the date hereof. As of the date hereof, none of the shares underlying the Second Option have been exercised; and
c.An option to purchase 402,977 shares of Common Stock (the “Third Option”), some of which was originally intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code, having a grant date of July 24, 2019, an exercise price of $0.50 per share, and of which all of the shares are vested as of the date hereof. As of the date hereof, none of the shares underlying the Third Option have been exercised.
As of the date hereof, 743,454 shares of Common Stock underlying the Options remain unexercised. Pursuant to your employment agreement with the Company dated July 19, 2021 (the “Employment Agreement”), all of such shares underlying the Options were accelerated and fully vested. As noted in the Employment Agreement and as further described therein, you have agreed to retain all, and not sell or transfer any, of the Options or any shares received upon exercise of such Options through the earlier of (x) December 31, 2022 and (y) a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan (the “2021 Plan”)). You acknowledge that you shall continue to be bound by such terms, as further described in the Employment Agreement.
Pursuant to the applicable notice of stock option grants and stock option agreements (collectively, the “Stock Option Agreements”) between you and the Company, the vested shares subject to your Options shall remain exercisable at any time until the date three months after the Separation Date (and such shares, to the extent unexercised, will expire on such date). However, as further consideration for your execution and non-revocation of the Second Release, and to provide you with additional time to exercise the Options, the Company has amended the Options such that they shall remain exercisable with respect to the vested shares at any time until the date that is twelve (12) months after the Separation Date, unless terminated earlier according to the Stock Option Agreements or the 2010 Plan (other than an earlier termination with respect to the post-termination exercise period), at which time such vested shares shall expire. You acknowledge that, because some of the Options were intended to qualify as an “incentive stock options” under Section 422 of Code, as amended, the extension of the post-termination exercise period will cause the Options that were previously “incentive stock options” to become nonstatutory stock options for all purposes, as required by applicable law, regardless of when you exercise such Options.
The Stock Option Agreements and, if applicable, any agreements or notices pursuant to which you acquired or acquire any shares subject to your Options will remain in full force and effect, and you agree to remain bound by those Agreements.

4.RSUs: You were previously granted the following restricted stock unit awards (each, an “RSU”, and collectively, the “RSUs”) under the 2021 Plan:
a.On December 2, 2021, you were granted 89,550 shares underlying RSUs (such RSUs, the “Earnout RSUs”). As of the Separation Date, you have fully satisfied the service-based vesting condition, and the performance-based condition has not been satisfied. Per the Earn-Out RSU agreement between you and the Company, the Earn-Out RSUs will continue to remain outstanding and eligible to vest in accordance with the Earn-Out RSU agreement and subject to the satisfaction of the applicable Earn-Out RSU performance milestone on or before the expiration date.

b.On March 28, 2022, you were granted 145,883 shares underlying RSUs (such RSUs, the “2022 Incentive Grant RSUs”). As of the Separation Date, absent any action by the Company, none of the 2022 Incentive Grant RSUs will have vested. However, as further consideration for your execution and non-revocation of the Second Release, 36,471 of the 2022 Incentive Grant RSUs shall vest on the Effective Date (as defined in this Second Release). The remaining 109,412 2022 Incentive Grant RSUs will expire on the Separation Date.
c.On March 28, 2022, you were granted 218,825 shares underlying RSUs (the “Long-Term Incentive Grant RSUs”). As of the Separation Date, none of the Long-Term Incentive Grant RSUs will have vested, and all of such unvested RSUs will expire on the Separation Date.
Except as set forth above, you further acknowledge and agree that you do not have any other rights to receive, acquire, possess or vest into any additional shares of Common Stock or any other shares, warrants, securities, derivative securities or other class of capital stock of the Company or any of its parent, subsidiary or affiliated entities.
5.Employee Representations: You acknowledge that the Company relies on these representations by you entering into this Agreement:
a.You have filed no internal, administrative, or judicial complaints, claims, or actions against the Company or the other Releasees (defined below) for claims you are releasing in this Agreement;
b.You have reported to the Company any known work-related injuries or occupational illnesses incurred by you during your employment with the Company;
c.You have been properly provided any leave requested and available to you based on your or your family member’s health or medical condition or military service, and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and
d.You are not aware of any conduct by any person that violates Company policy or the Company’s legal or regulatory obligations, or any other suspected ethical or compliance issues by the Company or the other Releasees that you have not brought to the attention of the Company.
6.Proprietary Information: You acknowledge that you are bound by the Company’s Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit B.
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement between the Company and you, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or your heirs, estates or family directly or indirectly hold a majority beneficial interest (together, the “Releasors”), releases and forever discharges the Company, its current and former parents, subsidiaries, affiliates, predecessors, successors, assigns, owners, agents, officers, executives, stockholders, agents, employees, directors, attorneys, and representatives (collectively, “Released Parties”), and all persons acting by, through, under or in concert with the Released Parties, from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, known or unknown, which you ever had, or now has, against the Released Parties to the date you sign this Agreement, including, without limitation, those that arise out of or in connection with your employment with the Company. The Released Parties are intended to be express third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
b.The claims you and the Releasors release include, but are not limited to, any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (whether compensatory, punitive, direct, special, liquidated, exemplary or otherwise), claims for costs (including, without limitation, enforcement costs and expenses, and attorneys’ fees), or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable), and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which you and each other Releasors, may have, by reason of any matter, cause, or thing whatsoever, until the date you sign this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to your employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification (“WARN”) Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act of 2008, or their state or local counterparts; the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, Article 23-A of the New York State Correction Law, the New York Judiciary Law, the New York Labor Law (including, but not limited to, the New York WARN Act, the New York Achieve Pay Equity Act and all other provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the California Fair Employment and Housing Act, the California Wage Act; the California Labor Code (inclusive of any amendments to the statutes referenced in this Section 1); the California Fair Pay Act; the California WARN Act; or any other Federal, state or local civil or human rights law (whether U.S. or non-U.S.), or under any other Federal, state or local law, regulation or ordinance (whether U.S. or non-U.S.); all of the foregoing including their amendments and respective implementing regulations, or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses or amounts, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
c.For the purpose of giving a full and complete release, you understand and agree that this Agreement includes all Claims that you may now have but does not know or suspect to exist in your favor against the Released Parties, and that, except as set forth in paragraph 8 below, this Agreement extinguishes those Claims.
d.If you were employed by the Company at any time in California, or if you resided in California at any time while employed by the Company, you waive all rights under California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
e.The Company hereby represents that it is not aware of any claims or causes of action against you or any facts or circumstances that could give rise to your termination of employment for “cause” (or words of similar import).

8.Protected Rights:
a.You and the Company acknowledge that nothing in this Agreement shall be deemed to be a waiver or release by you of (a) any claim or right under state workers’ compensation or unemployment laws, (b) any rights of yours arising under, or preserved by, this Agreement, (c) rights of yours to the payments and benefits set forth in this Agreement, (d) any benefit vested as of the date of your termination of employment to which you are entitled under any employee benefit plan or arrangement of the Company, (e) any claim or right which by law cannot be waived, including, but not limited to, your rights to file a charge with an administrative agency or to participate in an agency investigation (including, but not limited to, the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”)), (f) any rights of yours as a holder of equity in the Company, any direct or indirect parent of the Company, or any of their respective subsidiaries or affiliates, (g) any rights of yours to indemnification as a director or officer of the Company or claims under any directors’ and officers’ liability insurance policy (or similar policy) (which shall expressly survive and continue through and following the Separation Date), (h) any rights or entitlements of yours under a sale, purchase, merger or other transaction agreement to which you are a party or express third-party beneficiary or (i) any rights of yours to the reimbursement of business expenses incurred prior to termination. You waive, however, the right to recover money if any U.S. Federal, state or local government agency, including, but not limited to, the EEOC, pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or severance from employment.
b.Nothing in or about this Agreement prohibits you from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information, as defined in the Confidentiality Agreement, to the SEC, or providing the SEC with information that would otherwise violate any provision of the Confidentiality Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, you are advised that you shall not be held criminally or civilly liable under any U.S. Federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a U.S. Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
9.Covenant Not to Sue: You (a) affirm that you have not filed, have not caused to be filed, and are not presently party to, any lawsuit or arbitration against any Released Party in any forum and (b) agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or severance from employment except as otherwise permitted by applicable law or this Agreement. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to the general release of claims above. However, nothing in this Agreement affects your right to challenge the validity of this Agreement under ADEA. If you breach this Agreement by suing any of the Released Parties in violation of this covenant not to sue, or if you breach any covenant referenced in this Agreement, (i) the Company shall have no obligation to pay any amounts owed to you under this Agreement and (ii) you understand that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph or the Confidentiality Agreement.
10.No Disparagement: You agree that you will never make any disparaging, defamatory, or negative statements public or privately, online or offline, orally or in writing about the Company or its stockholders, directors, officers, employees, products, services or business practices, your employment with the Company, or the termination of that employment, subject to the Protected Rights paragraph above and except as required by law. The Company agrees that it will make reasonable efforts to cause its officers and directors not to make any disparaging, defamatory, or negative statements public or privately, online or offline, orally or in writing about you, your employment with the Company, or the termination of that employment, except as required by law.

11.No Admission of Liability: You will not construe or contend this Agreement to be an admission or evidence of any wrongdoing or liability by Releasees. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.
12.Complete and Voluntary Agreement: This Agreement, together with any Exhibit(s), constitute the entire agreement between you and Releasees regarding the subject hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty, either express or implied, written or oral, which is not contained in this Agreement to induce you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
13.Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
14.Severability: The provisions of this Agreement are severable, and if any part of the Agreement is found to be invalid or unenforceable, the other parts shall remain valid and enforceable.
15.Modification; Counterparts; Electronic/PDF Signatures: It is agreed this Agreement may not be altered, amended, modified, or otherwise changed except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each party to this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
16.Interpretation and Construction of Agreement: This Agreement shall be deemed to be made in the State of Delaware and to the extent not preempted by ERISA or other U.S. federal law, the validity, interpretation, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.
17.Review of Separation Agreement; Effective Date: You understand that you may take up to twenty-one (21) calendar days to consider this Agreement (the “Consideration Period”). Changes to this Agreement, whether material or immaterial, do not restart the Consideration Period. If you choose to sign this Agreement before the Consideration Period ends, you represent that it is because you freely chose to do so after carefully considering its terms, that you are knowingly and voluntarily waiving the remainder of the Consideration Period; and that your decision to accept such shortening of time was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Consideration Period, or by providing different terms to you for signing this Agreement prior to the expiration of the Consideration Period. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement. You also understand you may revoke this Agreement within seven (7) calendar days of signing (the “Revocation Period”) and that the Company will only provide you with the consideration described in paragraph 2(a)(i) of this Agreement after that Revocation Period expires. Any revocation must be made in writing and delivered to Robert Lawsky at robertl@shapeways.com. This Agreement is effective on the eighth (8th) calendar day after you and the Company sign it, provided you have not revoked the Agreement as of that time (the “Effective Date”).

(Remainder of Page Intentionally Left Blank; Signatures Follow Below)

If you agree to the terms outlined in this Agreement, please sign below and return it to me within the timeframe noted above.

Sincerely,

Shapeways Holdings Inc.

By:	/s/ Greg Kress
Greg Kress
Chief Executive Officer

Date:	October 12, 2022

READ, UNDERSTOOD AND AGREED

/s/ Jennifer Walsh
Jennifer Walsh

Date: October 12, 2022

EXHIBIT A

SECOND GENERAL RELEASE OF ALL CLAIMS

    This Second General Release of All Claims (“Second Release”), which is attached as Exhibit A to the Separation Agreement (the “Agreement”) between Shapeways Holdings, Inc. (the “Company”) and Jennifer Walsh (“you”), supplements the Agreement. By signing this Second Release, you agree to extend the general release of claims in the Agreement to any and all claims against the Company relating to or arising from your employment with, and separation of employment from, the Company after the date you signed the Agreement. This Second Release does not otherwise modify or supersede Agreement. Unless otherwise specified, capitalized terms in this Second Release have the same meaning as defined in the Agreement, and those definitions are incorporated by this reference. You agree as follows:

1.Incorporation of Agreement: The terms of the Agreement, which are incorporated by this reference into this Second Release as though set forth in full, remain in full force and effect.
2.Final Pay and Benefits: You acknowledge and agree that the Company provided you with your final pay, which represents all of your earned but unpaid salary, less lawful deductions (the “Final Pay”), as of your Separate Date (as defined in the Agreement) in a timely manner and in accordance with state law.
3.Return of Company Property: You warrant to the Company that, no later than two (2) business days after your Separation Date, you will return to the Company all property or data of the Company of any type that has been in your possession or control, including, but not limited to keys, access codes or devices, electronically stored documents or files, physical files, marketing documents, computer equipment, cell phone, PDA and passwords. All electronic items will be returned in the same working condition in which they were issued. The separation benefits in exchange for the Second Release will not be processed until all company property has been returned to the Company and the Second Release is signed.
4.Employee Representations: You acknowledge that the Company relies on these representations by you entering into the Second Release:
a.You have filed no internal, administrative, or judicial complaints, claims, or actions against the Company or the other Releasees (defined below) for claims you are releasing in this Second Release;
b.You have reported to the Company any known work-related injuries or occupational illnesses incurred by you during your employment with the Company;
c.You have been properly provided any leave requested and available to you based on your or your family member’s medical or health condition or military service, and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave;
d.With receipt of your Final Pay, you have received all compensation due because of services performed for the Company (including, without limitation, bonus or any other incentive compensation);
e.You are not aware of any conduct by any person that violates Company policy or the Company’s legal or regulatory obligations, or any other suspected ethical or compliance issues by the Company or the other Releasees that you have not brought to the attention of the Company.
5.Proprietary Information: You acknowledge that you are bound by the Company’s Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A to the Agreement.

6.General Release and Waiver of Claims:
a.The payments and promises set forth in this Second Release between the Company and you, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or your heirs, estates or family directly or indirectly hold a majority beneficial interest (together, the “Releasors”), releases and forever discharges the Company, its current and former parents, subsidiaries, affiliates, predecessors, successors, assigns, owners, agents, officers, executives, stockholders, agents, employees, directors, attorneys, and representatives (collectively, “Released Parties”), and all persons acting by, through, under or in concert with the Released Parties, from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, known or unknown, which you ever had, or now has, against the Released Parties to the date you sign this Second Release, including, without limitation, those that arise out of or in connection with your employment with the Company. The Released Parties are intended to be express third-party beneficiaries of this Second Release, and this Second Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
b.The claims you and the Releasors release include, but are not limited to, any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (whether compensatory, punitive, direct, special, liquidated, exemplary or otherwise), claims for costs (including, without limitation, enforcement costs and expenses, and attorneys’ fees), or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Second Release becomes effective and enforceable), and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which you and each other Releasors, may have, by reason of any matter, cause, or thing whatsoever, until the date you sign this Second Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to your employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification (“WARN”) Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act of 2008, or their state or local counterparts; the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, Article 23-A of the New York State Correction Law, the New York Judiciary Law, the New York Labor Law (including, but not limited to, the New York WARN Act, the New York Achieve Pay Equity Act and all other provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the California Fair Employment and Housing Act, the California Wage Act; the California Labor Code (inclusive of any amendments to the statutes referenced in this Section 1); the California Fair Pay Act; the California WARN Act; or any other Federal, state or local civil or human rights law (whether U.S. or non-U.S.), or under any other Federal, state or local law, regulation or ordinance (whether U.S. or non-U.S.); all of the foregoing including their amendments and respective implementing regulations, or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses or amounts, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
c.For the purpose of giving a full and complete release, you understand and agree that this Second Release includes all Claims that you may now have but does not know or suspect to exist in your favor against the Released Parties, and that, except as set forth in paragraph 7 below, this Second Release extinguishes those Claims.
d.If you were employed by the Company at any time in California, or if you resided in California at any time while employed by the Company, you waive all rights under California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
e.The Company hereby represents that it is not aware of any claims or causes of action against you or any facts or circumstances that could give rise to your termination of employment for “cause” (or words of similar import).
7.Protected Rights:
a.You and the Company acknowledge that nothing in this Second Release shall be deemed to be a waiver or release by you of (a) any claim or right under state workers’ compensation or unemployment laws, (b) any rights of yours arising under, or preserved by, this Second Release, (c) rights of yours to the payments and benefits set forth in this Second Release, (d) any benefit vested as of the date of your termination of employment to which you are entitled under any employee benefit plan or arrangement of the Company, (e) any claim or right which by law cannot be waived, including, but not limited to, your rights to file a charge with an administrative agency or to participate in an agency investigation (including, but not limited to, the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”)), (f) any rights of yours as a holder of equity in the Company, any direct or indirect parent of the Company, or any of their respective subsidiaries or affiliates, (g) any rights of yours to indemnification as a director or officer of the Company or claims under any directors’ and officers’ liability insurance policy (or similar policy) (which shall expressly survive and continue through and following the Separation Date), (h) any rights or entitlements of yours under a sale, purchase, merger or other transaction agreement to which you are a party or express third-party beneficiary or (i) any rights of yours to the reimbursement of business expenses incurred prior to termination. You waive, however, the right to recover money if any U.S. Federal, state or local government agency, including, but not limited to, the EEOC, pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or severance from employment.
b.Nothing in or about this Second Release prohibits you from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information, as defined in the Confidentiality Agreement, to the SEC, or providing the SEC with information that would otherwise violate any provision of the Confidentiality Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, you are advised that you shall not be held criminally or civilly liable under any U.S. Federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a U.S. Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
8.Covenant Not to Sue: You (a) affirm that you have not filed, have not caused to be filed, and is not presently party to, any lawsuit or arbitration against any Released Party in any forum and (b) agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or severance from employment except as otherwise permitted by applicable law or this Second Release. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to the general release of claims above. However, nothing in this Second Release affects your right to challenge the validity of this Second Release under ADEA. If you breach this Second Release by suing any of the Released Parties in violation of this covenant not to sue, or if you breach any covenant referenced in this Second Release, (i) the Company shall have no obligation to pay any amounts owed to you under this Second Release and (ii)

you understands that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph or the Confidentiality Agreement.
9.No Admission of Liability: You will not construe or contend this Second Release to be an admission or evidence of any wrongdoing or liability by Releasees. This Second Release shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.
10.Complete and Voluntary Agreement: This Second Release, together with the Agreement and any Exhibit(s), constitute the entire agreement between you and Releasees regarding the subject hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty, either express or implied, written or oral, which is not contained in this Second Release to induce you to execute the Second Release, and you acknowledge that you have executed this Second Release in reliance only upon such promises, representations and warranties as contained herein, and that you are executing this Second Release voluntarily, free of any duress or coercion.
11.Severability: The provisions of this Second Release are severable, and if any part of the Second Release is found to be invalid or unenforceable, the other parts shall remain valid and enforceable.
12.Modification; Counterparts; Electronic/PDF Signatures: It is agreed this Second Release may not be altered, amended, modified, or otherwise changed except by another written agreement that specifically refers to this Second Release, executed by authorized representatives of each party to this Second Release. This Second Release may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
13.Interpretation and Construction of Second Release: This Second Release shall be deemed to be made in the State of Delaware and to the extent not preempted by ERISA or other U.S. federal law, the validity, interpretation, and performance of this Second Release in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. Regardless of which party initially drafted this Second Release, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared agreement.
14.Review of Second Release; Effective Date: You understand that you may take up to twenty-one (21) calendar days to consider this Second Release (the “Consideration Period”). Changes to this Second Release, whether material or immaterial, do not restart the Consideration Period. If you choose to sign this Second Release before the Consideration Period ends, you represent that it is because you freely chose to do so after carefully considering its terms, that you are knowingly and voluntarily waiving the remainder of the Consideration Period; and that your decision to accept such shortening of time was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Consideration Period, or by providing different terms to you for signing this Second Release prior to the expiration of the Consideration Period. By signing below, you affirm that you were advised to consult with an attorney before signing this Second Release. You also understand you may revoke this Second Release within seven (7) calendar days of signing (the “Revocation Period”) and that the Company will only provide you with the consideration described in paragraph 2(a)(ii) of the Agreement after that Revocation Period expires. Any revocation must be made in writing and delivered to Robert Lawsky at robertl@shapeways.com. This Second Release is effective on the eighth (8th) calendar day after you and the Company sign it and after you have returned all company property and data in your possession, whichever is later, provided you have not revoked the Second Release as of that time (the “Effective Date”).
(Remainder of Page Intentionally Left Blank; Signatures Follow Below)

If you agree to the terms outlined in this Second Release, please sign below and return it to me within the timeframe noted above.

Sincerely,

Shapeways Holdings Inc.

By:	/s/ Greg Kress
Greg Kress
Chief Executive Officer

Date:	October 12, 2022

READ, UNDERSTOOD AND AGREED

/s/ Jennifer Walsh
Jennifer Walsh

Date: October 12, 2022

NOT TO BE SIGNED BEFORE THE SEPARATION DATE
AS PROVIDED IN THE AGREEMENT

EXHIBIT B
Confidentiality Agreement